SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                           NationsBank Corporation
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:





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NationsBank

                                                         March 24, 1997

         To the Shareholders of
         NationsBank Corporation:

         In connection with the Annual Meeting of Shareholders of your Corporation to be held on April 23, 1997, we enclose a Notice of the Meeting, a Proxy Statement containing information about those matters which are to be considered at this meeting, and a form of proxy relating to those matters.

         Detailed information relating to the Corporation's activities and operating performance during 1996 is contained in our Annual Report, which has been mailed to you previously.

         You are cordially invited to attend the Annual Meeting of Shareholders. We would appreciate your signing and returning the form of proxy in the enclosed postage-paid return envelope so that your shares can be voted in the event you are unable to attend the meeting. If you plan to attend the meeting and your shares are held in the name of a broker or other nominee, please bring with you a proxy or letter from the broker or nominee to confirm your ownership of shares. Your proxy may be revoked if you are present at the meeting and elect to vote in person. It may also be revoked in the manner set forth in the Proxy Statement.

         Sincerely Yours,

         (Signature of Hugh L. McColl, Jr.)
         HUGH L. MCCOLL, JR.
         CHIEF EXECUTIVE OFFICER

                            NATIONSBANK CORPORATION
                          NATIONSBANK CORPORATE CENTER
                        CHARLOTTE, NORTH CAROLINA 28255

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

         To the Shareholders:

         Notice is hereby given that the Annual Meeting of Shareholders of NationsBank Corporation will be held in the Promenade Ballroom, second floor of the Adam's Mark Hotel, Chestnut Street, in the city of St. Louis, Missouri, on Wednesday, April 23, 1997, AT 11:00 a.m., local time, for the following purposes:

         1. To elect 26 directors;

         2. To consider and act upon a proposal to approve and adopt an amendment to the NationsBank Corporation Executive
            Incentive Compensation Plan;

         3. To consider and act upon a proposal to ratify the action of the Board of Directors in selecting Price Waterhouse LLP as independent public accountants to audit the books of the Corporation and its subsidiaries for the current year;

         4. To consider and act upon a shareholder proposal requesting that the Corporation change the date of the Annual Meeting;

         5. To consider and act upon a shareholder proposal requesting that the Corporation not increase salaries of executive officers or grant stock options to executive officers and directors in the event the dividend is reduced; and

         6. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

         The Board of Directors has fixed the close of business on March 7, 1997, as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment or adjournments thereof.

         The Board of Directors of the Corporation would appreciate your signing and returning the accompanying form of proxy promptly, so that if you are unable to attend, your shares can nevertheless be voted at the meeting.

                                          HUGH L. MCCOLL, JR.
                                          CHIEF EXECUTIVE OFFICER

         March 24, 1997

                                IMPORTANT NOTICE

                    Please Sign and Mail Your Proxy Promptly

                            NATIONSBANK CORPORATION
                          NATIONSBANK CORPORATE CENTER
                        CHARLOTTE, NORTH CAROLINA 28255
                                PROXY STATEMENT

The following statement and the accompanying notice and form of proxy are furnished in connection with the solicitation by the Board of Directors (hereinafter sometimes referred to as the "Board") of NationsBank Corporation (hereinafter sometimes referred to as the "Corporation" or "NationsBank") of proxies to be used at the Annual Meeting of Shareholders of the Corporation to be held on April 23, 1997, at 11:00 A.M., local time, in the Promenade Ballroom, second floor of the Adam's Mark Hotel, Chestnut Street, St. Louis, Missouri, and at any adjournment or adjournments thereof. This statement and the accompanying notice and form of proxy are first being mailed to shareholders on or about March 24, 1997.

The accompanying form of proxy is for use at the meeting if a shareholder will be unable to attend in person. The proxy may be revoked by the shareholder at any time before it is exercised, by submitting to the Secretary of the Corporation written notice of revocation, a properly executed proxy of a later date or by attending the meeting and electing to vote in person. All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. If no specification is made, the proxies will be voted in FAVOR of:

1. The election to the Board of Directors of the 26 nominees named in this Proxy Statement;

2. The adoption of an amendment to the NationsBank Corporation Executive Incentive Compensation Plan; and

3. The ratification of action taken by the Board of Directors in selecting Price Waterhouse LLP as independent public accountants to audit the books of the Corporation and its subsidiaries for the current year;

and AGAINST:

4. The shareholder proposal requesting that the Corporation change the date of the Annual Meeting; and

5. The shareholder proposal requesting that the Corporation not increase salaries of executive officers or grant stock options to executive officers and directors in the event the dividend is reduced.

The entire cost of soliciting these proxies will be borne by the Corporation. In addition to the solicitation of the proxies by mail, the Corporation will request banks, brokers and other record holders to send proxies and proxy material to the beneficial owners of the stock and secure their voting instructions, if necessary. The Corporation will reimburse such record holders for their reasonable expenses in so doing. The Corporation has also made arrangements with Georgeson & Company Inc. to assist it in soliciting proxies from banks, brokers and nominees and has agreed to pay $8,500 plus expenses for such services. If necessary, the Corporation may also use several of its regular employees, who will not be specially compensated, to solicit proxies from shareholders, either personally or by telephone, telegram, facsimile or special delivery letter.

Pursuant to the provisions of the North Carolina Business Corporation Act, March 7, 1997 has been fixed as the record date for determination of shareholders entitled to notice of and to vote at such Annual Meeting. Accordingly, only holders of shares of record at the close of business on that date of the Corporation's Common Stock (hereinafter referred to as the "Common Stock"), its 7% Cumulative Redeemable Preferred Stock, Series B (hereinafter referred to as the "Series B Stock") and its ESOP Convertible Preferred Stock, Series C (hereinafter referred to as the "ESOP Preferred Stock") will be entitled to notice of and to vote at said meeting. Holders of Common Stock, holders of Series B Stock and holders of ESOP Preferred Stock will vote together without regard to class upon the matters currently expected to come before the meeting.

The number of outstanding shares of Common Stock, Series B Stock, and ESOP Preferred Stock entitled to vote at the meeting is 741,505,154, 9,341 and 2,319,060, respectively. Each of such shares is entitled to one vote. In accordance with North Carolina law, votes withheld from director nominees and abstentions from voting will be counted for purposes of determining whether a quorum exists at the Annual Meeting. Furthermore, shares represented by proxies returned by a broker holding such shares in nominee or "street" name will be counted for purposes of determining whether a quorum exists, even if such shares are not voted in matters where discretionary voting by the broker is not allowed ("broker non-votes").

Directors shall be elected by a plurality of the votes cast, and, in accordance with North Carolina law, cumulative voting will not be permitted. Withheld votes and broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on the proposal to elect directors. Approval of the other matters to be presented at the Annual Meeting requires the affirmative vote of the holders of a majority of the Common Stock, Series B Stock and ESOP Preferred Stock voted with respect to each such matter. Abstentions from voting, as well as broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on the adoption of any such proposal.

ELECTION OF DIRECTORS

It is intended that the persons named in the accompanying proxy will vote only for the 26 nominees for director, which number has been set by the Board, named on the following pages, except to the extent authority to so vote is withheld with respect to one or more nominees, and that the number of directors elected shall be 26. Each director is elected to serve until the next Annual Meeting of Shareholders or until a successor shall be elected and shall qualify.

Although the Board does not expect that any of the nominees named will be unavailable for election, in the event of a vacancy in the slate of nominees occasioned by death or any other unexpected occurrence, it is intended that shares of Common Stock, Series B Stock and ESOP Preferred Stock represented by proxies in the accompanying form will be voted for the election of a substitute nominee selected by the persons named in the proxy.

Each nominee's name, age, current principal occupation (which has continued for at least five years unless otherwise indicated), and the name and principal business of the corporation in which that occupation is carried on, the year each incumbent was first elected to the Board, all positions and offices presently held with the Corporation, 1996 attendance record at Board meetings and at meetings of committees of the Board of which the nominee was a member, and directorships in other publicly-held companies are set forth below. None of the following nominees or current directors is related by blood, marriage or adoption (not more remote than first cousin) to any other nominee, director or executive officer of the Corporation.

THE BOARD RECOMMENDS A VOTE "FOR" ALL OF THE BELOW-LISTED NOMINEES FOR ELECTION AS DIRECTORS.

(Photo) RONALD W. ALLEN (55), CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER, DELTA AIR LINES, INC., Atlanta, Georgia, an air transportation company. He has been a director of the Corporation or one of its predecessors since 1987 and is a member of the compensation and stock option committees. During 1996, Mr. Allen attended 9 out of 10 Board meetings and all meetings of committees of the Board on which he served. He also serves as a director of Delta Air Lines, Inc. and The Coca-Cola Company.

(Photo) RAY C. ANDERSON (62), CHAIRMAN AND CHIEF EXECUTIVE OFFICER, INTERFACE, INC., Atlanta, Georgia, a manufacturer of carpet tiles, interior fabrics, chemical products and architectural products. He served as President of Interface, Inc. until March 1997. He has been a director of the Corporation since July 1996 and is a member of the asset quality review committee. During 1996, Mr. Anderson attended all Board meetings and all meetings of the committee of the Board on which he served that he was eligible to attend. He also serves as a director of Interface, Inc.

(Photo) WILLIAM M. BARNHARDT (68), CHAIRMAN OF THE BOARD, SOUTHERN WEBBING MILLS, INC., Charlotte, North Carolina, a textile manufacturing firm. He served as Chairman of Barnhardt Elastic Corporation, a textile sales firm, from 1990 until 1995 and as its Chief Executive Officer from 1990 to 1993. At Southern Webbing Mills, Inc., he was Chief Executive Officer until 1993. He has been a director of the Corporation since 1976 and a member of the contributions committee. During 1996, Mr. Barnhardt attended all Board meetings and all meetings of the committee of the Board on which he served.

(Photo) B.A. BRIDGEWATER, JR. (63), CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER, BROWN GROUP, INC., St. Louis, Missouri, footwear. He was a director of Boatmen's Bancshares, Inc. from 1983 until January 7, 1997 when it was merged with the Corporation at which time he was elected as a director of the Corporation. Mr. Bridgewater also has been elected to serve as a member of the audit committee. He also serves as a director of Brown Group, Inc., ENSERCH Corporation, Enserch Exploration, Inc., FMC Corporation and McDonnell Douglas Corporation.

(Photo) THOMAS E. CAPPS (61), CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER, DOMINION RESOURCES, INC., Richmond, Virginia, an electric utility holding company. He served as President of Dominion Resources, Inc. from 1986 until August 1994 and was re-elected President in September 1995. He was named Chairman of the Board of Dominion Resources, Inc. in December 1992. He also served as Chairman of the Board of Virginia Electric and Power Company, an electric utility, from December 1992 until August 1994, serving as its Vice Chairman prior to that time. He has been a director of the Corporation since 1993 and is a member of the asset quality review committee. During 1996, Mr. Capps attended all Board meetings and all meetings of the committee of the Board on which he served. He also serves as a director of Dominion Resources, Inc. and Bassett Furniture Industries, Inc.

(Photo) CHARLES W. COKER (63), CHAIRMAN AND CHIEF EXECUTIVE OFFICER, SONOCO PRODUCTS COMPANY, Hartsville, South Carolina, a manufacturer of paper and plastic products. He has been a director of the Corporation since 1969 and is chairman of the compensation, nominating and stock option committees and a member of the executive committee. During 1996, Mr. Coker attended 9 out of 10 Board meetings and 18 out of 19 meetings of committees of the Board on which he served. He also serves as a director of Sara Lee Corporation, Sonoco Products Company, Springs Industries, Inc. and Carolina Power and Light Company.

(Photo) THOMAS G. COUSINS (65), CHAIRMAN AND CHIEF EXECUTIVE OFFICER, COUSINS PROPERTIES INCORPORATED, Atlanta, Georgia, a real estate development company. He has been a director of the Corporation since 1993 and is a member of the executive and nominating committees. During 1996, Mr. Cousins attended 9 out of 10 Board meetings and all meetings of committees of the Board on which he served. He also serves as a director of Cousins Properties Incorporated and Shaw Industries, Inc.

(Photo) ANDREW B. CRAIG, III (66), CHAIRMAN OF THE BOARD, NATIONSBANK CORPORATION, Charlotte, North Carolina. He was Chairman of the Board and Chief Executive Officer of Boatmen's Bancshares, Inc. from 1988 until January 7, 1997 when Boatmen's Bancshares, Inc. was merged with the Corporation at which time he was elected as chairman and a director of the Corporation. He also served as President of Boatmen's Bancshares, Inc. from 1985 to 1994 and as a director since 1985. Mr. Craig also has been elected to serve as a member of the executive committee. He also serves as a director of Anheuser-Busch Companies, Inc., Laclede Gas Company and Petrolite Corporation.

 (Photo) ALAN T. DICKSON (65), CHAIRMAN, RUDDICK CORPORATION, Charlotte, North Carolina, a diversified holding company. He served as President of Ruddick Corporation until February 1994. He has been a director of the Corporation since 1969 and is a member of the executive and nominating committees. During 1996, Mr. Dickson attended all Board meetings and all meetings of committees of the Board on which he served. He also serves as a director of Ruddick Corporation, Bassett Furniture Industries, Inc., Lance, Inc. and Sonoco Products Company.

(Photo) PAUL FULTON (62), DEAN, KENAN-FLAGLER BUSINESS SCHOOL, UNIVERSITY OF NORTH CAROLINA, Chapel Hill, North Carolina. He has been in his present position since January 1994, and prior thereto was President of Sara Lee Corporation, a consumer goods company, until June 1993. He has been a director of the Corporation since 1993 and is a member of the asset quality review committee. During 1996, Mr. Fulton attended 9 out of 10 Board meetings and all meetings of the committee of the Board on which he served. He also serves as a director of Bassett Furniture Industries, Inc., The Cato Corporation, Lowe's Companies, Inc., Sonoco Products Company and Winston Hotels, Inc.

(Photo) TIMOTHY L. GUZZLE (60), CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER, TECO ENERGY, INC., Tampa, Florida, an electric utility holding company. He served as President of TECO Energy, Inc. from 1988 to July 1994, as its Chief Executive Officer since 1989 and was named its Chairman of the Board in 1991. He has been a director of the Corporation since 1992 and is chairman of the audit committee. During 1996, Mr. Guzzle attended all Board meetings and all meetings of the committee of the Board on which he served. He also serves as a director of TECO Energy, Inc. and Tampa Electric Company.

(Photo) C. RAY HOLMAN (54), CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER OF MALLINCKRODT INC., St. Louis, Missouri, a provider of human and animal health care products and specialty chemicals. He was a director of Boatmen's Bancshares, Inc. from 1995 until January 7, 1997 when it was merged with the Corporation at which time he was elected as a director of the Corporation. Mr. Holman also has been elected to serve as a member of the asset quality review committee. He also serves as a director of Laclede Gas Company.

(Photo) W. W. JOHNSON (66), CHAIRMAN OF THE EXECUTIVE COMMITTEE, NATIONSBANK CORPORATION, Charlotte, North Carolina. He served as Chairman of the Board and Chief Executive Officer of Bankers Trust of South Carolina from 1980 until its merger with the Corporation in 1986. He has been a director of the Corporation since 1986 and is chairman of the executive committee. During 1996, Mr. Johnson attended all Board meetings and all meetings of the committee of the Board on which he served. He also serves as a director of Alltel Corporation, The Liberty Corporation and Duke Power Company.

(Photo) HUGH L. MCCOLL, JR. (61), CHIEF EXECUTIVE OFFICER, NATIONSBANK CORPORATION, AND CHIEF EXECUTIVE OFFICER OF EACH OF ITS SUBSIDIARY BANKS, Charlotte, North Carolina. He also served as Chairman of the Board of the Corporation from 1983 until December 31, 1991 and from December 31, 1992 until January 7, 1997. He has been a director of the Corporation since 1972 and is a member of the contributions, executive and nominating committees. During 1996, Mr. McColl attended all Board meetings and all meetings of committees of the Board on which he served. He also serves as a director of CSX Corporation, Jefferson-Pilot Corporation, Jefferson-Pilot Life Insurance Company, Ruddick Corporation and Sonoco Products Company.

(Photo) RUSSELL W. MEYER, JR. (64), CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF THE CESSNA AIRCRAFT COMPANY, Wichita, Kansas, a manufacturer of general aviation aircraft. He was a director of Boatmen's Bancshares, Inc. from 1996 until January 7, 1997 when it was merged with the Corporation at which time he was elected as a director of the Corporation. Mr. Meyer also has been elected to serve as a member of the asset quality review committee. He also serves as a director of Western Resources, Inc.

(Photo) JOHN J. MURPHY (65), PARTNER, MANUFACTURING INVESTORS GROUP, L.P., Dallas, Texas, a venture capital firm. He assumed his present position in January 1997 after retiring as Chairman of the Board of Dresser Industries, Inc. in November 1996. He also served as Chief Executive Officer of Dresser Industries, Inc. until December 1995 and as its President until April 1992. He has been a director of the Corporation since 1992 and is chairman of the asset quality review committee. During 1996, Mr. Murphy attended 7 out of 10 Board committee of the Board on which he served. He also serves as a director of CARBO Ceramics, Inc., Kerr-McGee Corporation, PepsiCo, Inc. and W. R. Grace & Co.

(Photo) RICHARD B. PRIORY (50), PRESIDENT AND CHIEF OPERATING OFFICER, DUKE POWER COMPANY, Charlotte, North Carolina, a public utility. Mr. Priory has been in his present position since 1994 and prior to that time served as Executive Vice President, Power Generation Group, Duke Power Company. He has been a director of the Corporation since January 1997 and is a member of the audit committee. He also serves as a director of Duke Power Company and Dana Corporation.

(Photo) JOHN C. SLANE (68), PRESIDENT, SLANE HOSIERY MILLS, INC., High Point, North Carolina, a manufacturer of textile products. He has been a director of the Corporation since 1969 and is a member of the audit, compensation and stock option committees. During 1996, Mr. Slane attended 7 out of 10 Board meetings and 8 out of 10 meetings of committees of the Board on which he served.

(Photo) O. TEMPLE SLOAN, JR. (58), CHAIRMAN, GENERAL PARTS, INC., Raleigh, North Carolina, a distributor of automotive replacement parts. He has been a director of the Corporation since October 1996 and is a member of the audit committee. During 1996, Mr. Sloan attended all Board meetings and all meetings of the committee of the Board on which he served that he was eligible to attend. He also serves as a director of General Parts, Inc. and Highwoods Properties, Inc.

(Photo) JOHN W. SNOW (57), CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER, CSX CORPORATION, Richmond, Virginia, a transportation company. He has served as President and Chief Executive Officer of CSX Corporation since 1989 and also was named Chairman of the Board in 1991. He has been a director of the Corporation or one of its predecessors since 1983 and is a member of the audit, compensation and stock option committees. During 1996, Mr. Snow attended 9 out of 10 Board meetings and all meetings of committees of the Board on which he served. He also serves as a director of CSX Corporation, Bassett Furniture Industries, Inc., Circuit City Stores, Inc., Textron Inc. and USX Corporation.

(Photo) MEREDITH R. SPANGLER (59), TRUSTEE AND BOARD MEMBER, Chapel Hill, North Carolina. She is a director of C. D. Spangler Construction Company and is Chairman of the Board of the C. D. Spangler Foundation. She has served on the Wellesley College Board of Trustees since 1989. She has been a director of the Corporation since 1988 and is chairman of the contributions committee and a member of the asset quality review committee. During 1996, Mrs. Spangler attended all Board meetings and all meetings of committees of the Board on which she served.

(Photo) ROBERT H. SPILMAN (69), CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER, BASSETT FURNITURE INDUSTRIES, INC., Bassett, Virginia, a furniture manufacturer. He has been a director of the Corporation since 1979 and is a member of the executive committee. During 1996, Mr. Spilman attended 9 out of 10 Board meetings and all meetings of the committee of the Board on which he served. He also serves as a director of Bassett Furniture Industries, Inc., Dominion Resources, Inc., The Pittston Company, Trinova Corporation, Virginia Electric and Power Company and as Chairman of the Board of Jefferson-Pilot Corporation.

(Photo) ALBERT E. SUTER (61), SENIOR VICE CHAIRMAN AND CHIEF OPERATING OFFICER, EMERSON ELECTRIC CO., St. Louis, Missouri, a manufacturer of electrical and electronic products. He was a director of Boatmen's Bancshares, Inc. from 1990 until January 7, 1997 when it was merged with the Corporation at which time he was elected as a director of the Corporation. Mr. Suter also has been elected to serve as a member of the compensation and stock option committees. He also serves as a director of Emerson Electric Co.

(Photo) RONALD TOWNSEND (55), CHAIRMAN, US FIBEROPTICS CORPORATION, Columbia, Maryland, a provider of fiber optics technology. He has been in his present position since October 1996, and prior thereto served as President/Gannett Television, Gannett Company, Inc. He has been a director of the Corporation since 1993 and is a member of the audit and contributions committees. During 1996, Mr. Townsend attended all Board meetings and all meetings of committees of the Board on which he served. He also serves as a director of Alltel Corporation.

(Photo) JACKIE M. WARD (58), PRESIDENT AND CHIEF EXECUTIVE OFFICER, COMPUTER GENERATION INCORPORATED, Atlanta, Georgia, a computer software company. She has been a director of the Corporation since 1994 and is a member of the asset quality review committee. During 1996, Ms. Ward attended all Board meetings and all meetings of the committee of the Board on which she served. She also serves as a director of Matria Healthcare, Inc., SCI Systems, Inc. and Trigon Blue Cross Blue Shield.

(Photo) VIRGIL R. WILLIAMS (57), CHAIRMAN AND CHIEF EXECUTIVE OFFICER, WILLIAMS GROUP INTERNATIONAL, INC., Stone Mountain, Georgia, an industrial and environmental contracting company. He became Chief Executive Officer of Williams Group International in July 1996. He also has served as President of Williams Communications, Inc., a publishing company, since 1992. Prior to its acquisition by the Corporation in January 1996, Mr. Williams had served as a director of Bank South Corporation since 1987. He has been a director of the Corporation since April 1996 and is a member of the audit committee. During 1996, Mr. Williams attended all Board meetings and all meetings of the committee of the Board on which he served that he was eligible to attend.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of December 31, 1996, the only classes of voting securities which the Corporation had issued and outstanding were the Common Stock and the ESOP Preferred Stock. As of such date, no persons were known to own beneficially 5% or more of the Common Stock or the ESOP Preferred Stock. All of the shares of ESOP Preferred Stock outstanding were held of record by State Street Bank and Trust Company, 225 Franklin Street, Boston, Massachusetts 02110, as trustee of the ESOP Trust Agreement executed in connection with the Corporation's Retirement Savings Plan (the "Trustee").

In connection with the acquisition of Boatmen's Bancshares, Inc. on January 7, 1997, the Corporation issued the Series B Stock, also a class of voting securities. The following table sets forth as of January 7, 1997, the name and address of each beneficial owner of more than 5% of the Series B Stock known to the Board, showing the amount and nature of such beneficial ownership.

NAME AND ADDRESS                                                                     AMOUNT AND NATURE                 PERCENT OF
OF BENEFICIAL OWNER                                                              OF BENEFICIAL OWNERSHIP (1)             CLASS
Carolyn C. Glassman & Albert Irl Dubinsky
  TR UA DTD April 8, 1982
  Carolyn Glassman Trust
  1815 Locust Street
  St. Louis, MO 63103........................................................           2,018 shares                    21.60%
Mabel B. Howard
  315 North 14th Street
  Mount Vernon, IL 62864.....................................................           1,096 shares                    11.73%
Helen Lucille Powers
  835 North 27th Street
  Mount Vernon, IL 62864.....................................................             975 shares                    10.43%

 (1) All shares of Series B Stock indicated in the above table are subject to the sole investment and voting power of the named individuals.

As of December 31, 1996, no executive officer or director of the Corporation owned any shares of the NationsBank, N.A. (South) 8.75% Series 1993A Noncumulative Preferred Stock or the NationsBank, N.A. (South) 8.50% Series H Noncumulative Preferred Stock.

The following table sets forth certain information with respect to beneficial ownership of the Common Stock as of December 31, 1996 by: (i) each director and nominee for director of the Corporation; (ii) each executive officer of the Corporation named in the Summary Compensation Table; and (iii) all directors and executive officers of the Corporation as a group. This information has been restated to give effect to a two-for-one Common Stock split paid on February 27, 1997 (the "Split").

                                                                                      AMOUNT AND NATURE                PERCENT
NAME                                                                            OF BENEFICIAL OWNERSHIP (1)(2)         OF CLASS
Ronald W. Allen                                                                                  4,020                   (3)
Ray C. Anderson                                                                                 27,558                   (3)
William M. Barnhardt (4)                                                                        57,458                   (3)
B.A. Bridgewater, Jr. (5)                                                                       26,098                   (3)
Thomas E. Capps (6)                                                                              3,442                   (3)
Charles W. Coker (7)                                                                            98,124                   (3)
Thomas G. Cousins                                                                               87,612                   (3)
Andrew B. Craig, III (8)                                                                       450,068                   (3)
Alan T. Dickson (9)                                                                            117,081                   (3)
W. Frank Dowd, Jr. (10)                                                                         37,210                   (3)
Fredric J. Figge, II (11)                                                                      287,530                   (3)
Paul Fulton (12)                                                                                 7,540                   (3)
Timothy L . Guzzle                                                                               7,684                   (3)
James H. Hance, Jr. (13)                                                                       350,135                   (3)
C. Ray Holman (14)                                                                               1,376                   (3)
W. W. Johnson                                                                                  124,074                   (3)
Kenneth D. Lewis (15)                                                                          308,728                   (3)
Hugh L. McColl, Jr.                                                                            813,376                   (3)
Russell W. Meyer, Jr. (16)                                                                     299,530                   (3)
John J. Murphy (17)                                                                              4,884                   (3)
Richard B. Priory (18)                                                                           1,000                   (3)
John C. Slane (19)                                                                              76,536                   (3)
O. Temple Sloan, Jr.                                                                            36,204                   (3)
John W. Snow (20)                                                                                3,742                   (3)
Meredith R. Spangler (21)                                                                   16,001,812                   2.79%
Robert H. Spilman                                                                               11,639                   (3)
Albert E. Suter (22)                                                                             5,480                   (3)
Ronald Townsend                                                                                  2,138                   (3)
F. William Vandiver, Jr. (23)                                                                  195,539                   (3)
Jackie M. Ward                                                                                   1,828                   (3)
Virgil R. Williams (24)                                                                        779,962                   (3)
All directors, nominees and executive officers as a group
  (31 persons) (25)                                                                         20,229,408                   3.53%

 (1) All shares of Common Stock indicated in the above table are subject to the sole investment and voting power of the directors and officers, except as otherwise set forth in the footnotes below.

 (2) As of December 31, 1996, none of the listed individuals beneficially owned shares of ESOP Preferred Stock, except Messrs. Figge, Hance, Johnson, Lewis, McColl and Vandiver, each of whom owned 163 shares of ESOP Preferred Stock, which is less than 1% of the outstanding shares of ESOP Preferred Stock. Such ESOP Preferred Stock is held of record by the Trustee. Subject to the terms and provisions of the trust, the Trustee has sole investment power with respect to all shares of ESOP Preferred Stock. It votes shares of ESOP Preferred Stock that have been allocated to individual accounts in accordance with the participants' instructions, and it votes allocated shares of ESOP Preferred Stock as to which no instructions are received together with unallocated shares in the same proportion as the shares for which voting instructions are received are voted.

 (3) Represents less than 1% of the outstanding shares of Common Stock.

 (4) Includes 2,575 shares of Common Stock over which Mr. Barnhardt shares voting power and does not include 9,580 shares of Common Stock owned by Mr. Barnhardt's wife or 6,716 shares of Common Stock held in two trusts over which he disclaims beneficial ownership.

 (5) Consists of shares of Common Stock received on January 7, 1997 in exchange for shares of common stock of Boatmen's Bancshares, Inc.

 (6) Does not include 4,000 shares of Common Stock owned by a subsidiary of Dominion Resources, Inc. over which Mr. Capps disclaims beneficial interest.

 (7) Includes 83,400 shares of Common Stock owned by Mr. Coker's wife over which he shares voting and investment power.

 (8) Consists of 56,096 shares of Common Stock which Mr. Craig received on January 7, 1997 in exchange for shares of common stock of Boatmen's Bancshares, Inc. and 393,972 shares of Common Stock as to which he had the right to acquire beneficial ownership within 60 days after January 7, 1997 through the exercise of stock options.

 (9) Includes 4,000 shares of Common Stock held in a trust in which Mr. Dickson is a beneficiary and 103,090 shares of Common Stock over which Mr. Dickson shares voting and investment power.

(10) Includes 6,064 shares of Common Stock held in a trust in which Mr. Dowd is a beneficiary and 2,242 shares of Common Stock owned by Mr. Dowd's wife over which he shares voting and investment power.

(11) Includes 160,000 shares of Common Stock as to which Mr. Figge had the right to acquire beneficial ownership within 60 days after December 31, 1996 through the exercise of stock options.

(12) Does not include 200 shares of Common Stock owned by Mr. Fulton's wife over which he disclaims beneficial ownership.

(13) Includes 4,000 shares of Common Stock held jointly with Mr. Hance's wife over which he shares voting and investment power, and includes 200,000 shares of Common Stock as to which Mr. Hance had the right to acquire beneficial ownership within 60 days after December 31, 1996 through the exercise of stock options.

(14) Consists of shares of Common Stock received on January 7, 1997 in exchange for shares of common stock of Boatmen's Bancshares, Inc.

(15) Includes 200,000 shares of Common Stock as to which Mr. Lewis had the right to acquire beneficial ownership within 60 days after December 31, 1996 through the exercise of stock options.

(16) Consists of 290,334 shares of Common Stock received on January 7, 1997 in exchange for shares of common stock of Boatmen's Bancshares, Inc., 7,830 shares of Common Stock as to which Mr. Meyer had the right to acquire beneficial ownership within 60 days after January 7, 1997 through the exercise of stock options, and 1,366 shares of Common Stock as to which Mr. Meyer had the right to acquire beneficial ownership within 60 days after January 7, 1997 through the conversion of Depositary Shares representing interests in the Corporation's Cumulative Convertible Preferred Stock, Series A.

(17) Includes 2,000 shares of Common Stock over which Mr. Murphy shares voting and investment power.

(18) Consists of shares of Common Stock purchased by Mr. Priory on March 12,
     1997.

(19) Includes 8,338 shares of Common Stock owned by Mr. Slane's wife over which he may be deemed to have beneficial ownership.

(20) Mr. Snow shares voting and investment power over these shares of Common Stock.

(21) Includes 15,980,236 shares of Common Stock owned by Mrs. Spangler's husband, certain other family members for whom Mrs. Spangler's husband acts in a fiduciary capacity, and C. D. Spangler Construction Company, Golden Eagle Industries, Inc., Spangler Foundation, Delcap, Inc. and Delcor, Inc., all of which are parties related to Mrs. Spangler's husband, over which Mrs. Spangler shares voting and investment power.

(22) Consists of shares of Common Stock received on January 7, 1997 in exchange for shares of common stock of Boatmen's Bancshares, Inc.

(23) Includes 100,000 shares of Common Stock as to which Mr. Vandiver had the right to acquire beneficial ownership within 60 days after December 31, 1996 through the exercise of stock options.

(24) Includes 17,366 shares of Common Stock over which Mr. Williams shares voting and investment power.

(25) Includes 1,053,972 shares of Common Stock as to which such persons had the right to acquire beneficial ownership within 60 days after December 31, 1996 through the exercise of stock options. Of these 20,229,408 shares of Common Stock, such persons had sole voting and investment power over 4,015,844 shares of Common Stock and shared voting or investment power or both over 16,213,564 shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), directors and executive officers of the Corporation are required to file reports with the Securities and Exchange Commission indicating their holdings of and transactions in the Corporation's equity securities. Except as described below, to the Corporation's knowledge, based solely on a review of the copies of such reports furnished to the Corporation and written representations that no other reports were required, insiders of the Corporation complied with all filing requirements during the fiscal year ended December 31, 1996. Mr. L.L. Gellerstedt, Jr., a former director who did not stand for election to the Board in April 1996, filed two late reports on Form 4 reflecting two transactions. Ms. Jackie M. Ward, a director, filed one late report on Form 4 reflecting five transactions by her spouse, now deceased.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Corporation has the following standing committees to which directors are appointed: asset quality review, audit, compensation, contributions, executive, nominating and stock option.

The audit committee, currently consisting of eight directors who are not officers of the Corporation or of a subsidiary, reviews at least semi-annually the work of the audit and credit review staffs and requires reports covering such work to be prepared. The audit committee establishes the scope and detail of the continuous audit program which is conducted by the audit staff and the credit review staff to protect against improper and unsound practices and to furnish adequate protection to all assets and records. Subject to the approval of the Board, it engages a qualified firm of certified public accountants to conduct such audit work as is necessary and receives written reports, supplemented by such oral reports as it deems necessary, from the audit firm. In addition, the General Auditor of the Corporation reports to the chairman of the audit committee on all matters relating to the Corporation. During 1996, the committee held four meetings.

The compensation committee, currently consisting of six directors who are not officers of the Corporation or of a subsidiary, provides overall guidance with respect to the establishment, maintenance and administration of the compensation programs and employee benefit plans of the Corporation. The committee monitors the salary administration program and reviews and approves salary changes, grade changes and promotions for executive officers. The joint recommendations of the compensation committee and the executive committee as to compensation of the Chief Executive Officer and any of the Corporation's directors who are also officers of the Corporation are subject to approval by the Board. During 1996, the committee held three meetings.

The nominating committee, currently consisting of the Chief Executive Officer and three directors who are not officers of the Corporation or of a subsidiary, reviews information assembled for the purposes of selecting candidates for nomination to membership on the Board. Following appropriate investigations, it ascertains the willingness of selected individuals to serve and extends, on behalf of the Board, invitations to become candidates. Its recommendations are presented to the Board at regularly scheduled meetings. The committee will also consider, at its regularly scheduled meetings, those recommendations by shareholders which are submitted, along with biographical and business experience information, to the Chief Executive Officer. During 1996, the committee held five meetings.

BOARD OF DIRECTORS' COMPENSATION

In 1996, the compensation for each director who was not an officer of the Corporation or a subsidiary (a "Nonemployee Director") included an annual retainer in the amount of $60,000. Under the NationsBank Corporation Directors' Stock Plan (the "Directors' Stock Plan") which was approved by the shareholders of the Corporation at the 1996 annual meeting of the shareholders, $24,000 of the annual retainer was paid in shares of Common Stock and the remaining $36,000 was paid in cash. In addition, directors received an attendance fee of $1,200 for each meeting of the Board or committee of the Board. During 1996, there were 10 meetings of the Board. The aggregate amount of all payments by the Corporation to directors during 1996 under the foregoing arrangements was $1,525,800.

Under the NationsBank Corporation Director Deferral Plan (the "Director Deferral Plan"), Nonemployee Directors may elect to defer payment of their annual retainer and attendance fees until they leave the Board. In that case, shares of Common Stock would not be issued under the Directors' Stock Plan, but instead would be credited to an account in the Nonemployee Director's name as a phantom stock unit. Subject to the terms of the Director Deferral

Plan, these units would ultimately be paid in cash to the Nonemployee Director following his or her retirement from the Board (either in a single payment or installments, at the director's election) based on the fair market value of the Common Stock. There are no voting rights associated with these units.

Prior to April 24, 1996, Nonemployee Directors participated in the NationsBank Corporation and Designated Subsidiaries Directors' Retirement Plan (the "Directors' Retirement Plan"). In connection with the approval of the Directors' Stock Plan, the Directors' Retirement Plan was terminated as of April 24, 1996 for current and future Nonemployee Directors. Persons who were serving as Nonemployee Directors on April 24, 1996 and who had accrued a benefit under the Directors' Retirement Plan through such date were paid the present value of their accrued benefit calculated as of such date. The Corporation paid 50% of the present value of the accrued benefit in cash and 50% in shares of Common Stock from the Directors' Stock Plan. The total amount of cash paid was $1,196,914 and the total number of shares distributed was 30,652, adjusted for the Split. In addition, the Corporation paid $507,500 during 1996 under the Directors' Retirement Plan to 25 retired directors as to whom the Directors' Retirement Plan was not terminated.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid to each named executive officer for services rendered to the Corporation and its subsidiaries during the periods indicated. This information has been adjusted to reflect the Split.

                           SUMMARY COMPENSATION TABLE

                                                                                             LONG TERM
                                                                                           COMPENSATION
                                                   ANNUAL COMPENSATION                        AWARDS                  ALL
                                                                      OTHER                         SECURITIES       OTHER
                                                                      ANNUAL        RESTRICTED      UNDERLYING      COMPEN-
            NAME AND                       SALARY       BONUS      COMPENSATION    STOCK AWARDS       OPTIONS        SATION
       PRINCIPAL POSITION          YEAR       $           $            $(1)            $(2)             (#)            $
Hugh L. McColl, Jr.                1996    900,000    3,100,000        56,007(3)             0              0        149,163(4)
  Chief Executive Officer          1995    900,000    2,600,000            --                0              0        155,855
                                   1994    900,000    2,100,000            --       10,725,000              0        203,298
Kenneth D. Lewis                   1996    750,000    1,850,000            --                0              0         33,750(5)
  President                        1995    700,000    1,300,000            --                0        400,000         31,500
                                   1994    650,000    1,100,000       193,210(6)             0              0         29,250
James H. Hance, Jr.                1996    750,000    1,750,000            --                0              0         33,750(5)
  Vice Chairman &                  1995    700,000    1,200,000            --                0        400,000         31,500
  Chief Financial Officer          1994    650,000    1,050,000            --                0              0         29,250
Fredric J. Figge, II               1996    625,000    1,200,000            --                0              0         28,125(5)
  Chairman, Corporate              1995    587,500    1,000,000            --                0        400,000         26,438
  Risk Policy                      1994    550,000      850,000            --                0              0         24,750
F. William Vandiver, Jr.           1996    475,000    1,200,000            --                0              0         21,375(5)
  President                        1995    400,000      625,000            --                0        200,000         18,000
  Global Finance                   1994    400,000      600,000            --                0              0         18,000

 (1) For each year, excludes perquisites and other personal benefits, securities or property which, in the aggregate, do not exceed $50,000 for each named executive officer.

 (2) On June 22, 1994, the Corporation granted 400,000 shares of restricted stock to Mr. McColl with the value shown for 1994 based on the closing price of $26.8125 per share on June 22, 1994. Of these shares, 160,000 had vested as of December 31, 1996 and the remaining 240,000 shares will vest on his normal retirement date. Mr. McColl has the right to receive dividends on these shares prior to vesting. As of December 31, 1996, the named executive officers held the following numbers of shares of restricted stock with the following values (based on the closing price of $48.875 per share on December 31, 1996): Mr. McColl -- 280,000 shares valued at $13,685,000; Mr. Lewis -- 16,000 shares valued at $782,000; Mr.
     Hance -- 20,000 shares valued at $977,500; Mr. Figge -- 16,000 shares valued at $782,000; and Mr. Vandiver -- 12,000 shares valued at $586,500.

 (3) Includes imputed income for personal travel in the amount of $22,500 and tax preparation in the amount of $28,919.

 (4) For 1996, consists of matching contributions by the Corporation under certain defined contribution plans in the amount of $40,500 and the value of certain premiums paid by the Corporation under a split dollar life insurance arrangement in the amount of $108,663.

 (5) For 1996, consists of matching contributions by the Corporation under certain defined contribution plans.

 (6) Includes moving expenses in the amount of $177,004.

The following table shows certain information about options exercised during 1996 and unexercised options held at year-end with respect to the named executive officers. This information has been adjusted to reflect the Split. None of the named executive officers were granted options in 1996.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                         OPTIONS EXERCISED               NUMBER OF SECURITIES
                                            DURING 1996                 UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED IN-THE-
                                     SHARES                                   OPTIONS ON              MONEY OPTIONS ON DECEMBER
                                  ACQUIRED ON     VALUE REALIZED          DECEMBER 31, 1996                31, 1996 ($)(1)
NAME                              EXERCISE (#)        ($)(2)         EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
Hugh L. McColl, Jr.                       0                 0                0               0                0               0
Kenneth D. Lewis                          0                 0          200,000         200,000        4,412,500       4,412,500
James H. Hance, Jr.                       0                 0          200,000         200,000        4,412,500       4,412,500
Fredric J. Figge, II                 40,000           457,900          160,000         200,000        3,530,000       4,412,500
F. William Vandiver, Jr.                  0                 0          100,000         100,000        2,206,250       2,206,250

(1) Value represents the difference between the exercise price and the market value of Common Stock of $48.875 on December 31, 1996. An option is "in-the-money" if the market value of Common Stock exceeds the exercise price.

(2) Value represents fair market value at exercise minus the exercise price.

RETIREMENT PLANS

The following table shows the estimated annual pension benefits payable at normal retirement to a participant in certain of the Corporation's qualified and nonqualified defined benefit plans.

                             PENSION PLAN TABLE(1)

                                 ANNUAL BENEFITS UPON RETIREMENT
                                 WITH YEARS OF SERVICE INDICATED
                                                           15 YEARS
AVERAGE ANNUAL EARNINGS       5 YEARS       10 YEARS        OR MORE
      $ 1,000,000           $   200,000    $   400,000    $   600,000
        1,500,000               300,000        600,000        900,000
        2,000,000               400,000        800,000      1,200,000
        2,500,000               500,000      1,000,000      1,500,000
        3,000,000               600,000      1,200,000      1,800,000
        3,500,000               700,000      1,400,000      2,100,000
        4,000,000               800,000      1,600,000      2,400,000
        4,500,000               900,000      1,800,000      2,700,000
        5,000,000             1,000,000      2,000,000      3,000,000

(1) The table sets forth the combined benefits payable under the NationsBank Pension Plan, the NationsBank Corporation and Designated Subsidiaries Supplemental Retirement Plan, the NationsBank Corporation and Designated Subsidiaries Supplemental Executive Retirement Plan and Social Security. Messrs. McColl, Lewis, Hance, Figge and Vandiver each participate in the three plans of the Corporation listed above.

A participant's "average annual earnings" means the average of the five highest years of the participant's salary and bonuses during his last ten years of employment. The "salary" and "bonuses" used to determine a participant's "average annual earnings" are the same as the salary and bonuses disclosed in the "Salary" and "Bonus" columns of the Summary Compensation Table. The table describes annual benefits payable in the form of a joint and 75% survivor annuity beginning at normal retirement. For purposes of the table, normal retirement means a participant's separation from service following either (1) attainment of age 62 or (2) attainment of age 60 with 20 years of service. A person who retires before normal retirement may be entitled to reduced benefits under the plans depending on the participant's age and years of service. The Corporation has entered into an arrangement with Mr. Figge pursuant to which he would receive retirement benefits equal to 50% of his "average annual earnings" upon the completion of 11 years of service (payable as a joint and 50% survivor annuity) and 60% of "average annual earnings" upon the completion of 14 years of service (payable as a joint and 75% survivor annuity).

As of December 31, 1996, Messrs. McColl, Lewis, Hance, Figge and Vandiver had the following amounts of "average annual earnings" and completed years of service: Mr. McColl -- $3,120,000 and 37 years; Mr. Lewis -- $1,740,000 and 27 years; Mr. Hance -- $1,685,000 and 9 years; Mr. Figge -- $1,373,500 and 9 years; and Mr. Vandiver -- $1,070,000 and 29 years.

DEFERRED COMPENSATION PLAN

Messrs. McColl, Lewis and Vandiver also participate in the NationsBank Corporation and Designated Subsidiaries Deferred Compensation Plan for Key Employees (the "Deferred Compensation Plan") which was established by the Corporation as of November 1, 1985. Each of these named executive officers deferred compensation under the Deferred Compensation Plan during the period from 1985 through 1989, but no compensation has been deferred by the named executive officers under the Deferred Compensation Plan since 1989.

Under the Deferred Compensation Plan, a participant is returned his deferrals, along with interest, following the participant's termination of employment. The annual rate of interest depends on the participant's age and years of service at termination and will be approximately 13% (in the case of normal retirement or "special" early retirement), 11% (in the case of "regular" early retirement) or 8% (in the case of termination prior to "regular" early retirement). For these purposes, normal retirement means termination of employment following attainment of age 62; "special" early retirement means termination of employment following attainment of age 55 with 20 years of service; and "regular" early retirement means termination of employment following attainment of age 50 with 15 years of service. In addition, the designated beneficiary of a participant who dies while in service receives a benefit equal to the participant's "regular" early retirement benefit (or the participant's "special" early retirement benefit or normal retirement benefit to which the participant may have been entitled at the time of death). As a result, the designated beneficiary of a participant who dies prior to eligibility for "regular" early retirement may, in effect, receive a return on the participant's deferrals that is greater than an 11% annual rate. Payments under the Deferred Compensation Plan are generally made over a period of 15 years following retirement or death, but they are made in a single payment following a termination of employment prior to eligibility for "regular" early retirement.

SPECIAL COMPENSATION ARRANGEMENT

The Corporation and certain of its subsidiaries have established a Benefit Security Trust (the "Trust") which is a "grantor trust" under Section 671 of the Internal Revenue Code of 1986, as amended (the "Code"). The purpose of the Trust is to provide participants in designated supplemental retirement plans sponsored by the Corporation, including generally all of the Corporation's nonqualified defined contribution and defined benefit plans, with greater assurances that the benefits to which such participants are entitled under the plans will be satisfied. The Corporation may in its discretion designate additional plans to be covered by the Trust. Contributions to the Trust by the Corporation and its participating subsidiaries are discretionary from time to time. In that regard, the Corporation has made cumulative contributions of $138.2 million to the Trust through December 31, 1996. Prior to a change of control of the Corporation, benefits are paid from the Trust only upon the direction of the Corporation. After a change of control of the Corporation, benefits are paid from the Trust to the extent such benefits are not paid by the Corporation or its subsidiaries. The assets of the Trust are subject to the claims of the creditors of the Corporation and its participating subsidiaries in the event of an "Event of Insolvency" (as such term is defined in the Trust). The market value of assets held in the Trust as of December 31, 1996 was $158.6 million.

TOTAL CUMULATIVE SHAREHOLDER RETURN FOR FIVE-YEAR AND
TEN-YEAR PERIODS ENDING DECEMBER 31, 1996

The following graphs compare the yearly percentage change in the Corporation's cumulative total shareholders' return on the Common Stock with (i) Standard & Poor's 500 Index, and (ii) Standard & Poor's Major Regional Banks Index for the years ended 1992 to 1996, inclusive, and for the years ended 1987 to 1996, inclusive.

The graphs assume an initial investment of $100 at the end of 1991 and 1986, respectively, and the reinvestment of all dividends during the periods indicated.


(Performance Graph for Five-Year Periods appears here with the following plot points.)

                            1991     1992     1993     1994     1995    1996
NationsBank                 100      130.65   128.75   123.38   197.07  284.52
S&P 500                     100      107.61   118.41   120.01   164.95  202.73
S&P Major Regional Banks    100      127.29   134.81   127.72   200.87  274.30

(Performance Graph for Ten-Year Periods appears here with the following plot points.)

                           1986     1987     1988     1989     1990     1991     1992     1993     1994     1995     1996
NationsBank                100       83.30   136.75   237.90   123.73   229.18   299.42   295.06   282.76   451.64   652.07
S&P 500                    100      105.18   122.53   161.24   156.22   203.60   219.09   241.08   244.35   335.85   412.76
S&P Major Regional Banks   100       80.73   101.93   124.51    88.99   159.05   202.45   214.41   203.14   319.47   436.27

COMPENSATION COMMITTEE AND STOCK OPTION COMMITTEE
REPORT ON EXECUTIVE COMPENSATION

The compensation committee of the Board provides overall guidance to the Corporation's executive compensation programs, and the stock option committee of the Board (which has the same members as the compensation committee) provides overall guidance to the Corporation's stock incentive plans other than the 1992 and 1996 Associates Stock Option Award Plans. During 1996, Ronald W. Allen, Charles W. Coker, W. Frank Dowd, Jr., L.L. Gellerstedt, Jr., Buck Mickel, John
C. Slane, John W. Snow and Ronald Townsend served as members of the compensation and stock option committees. Effective April 24, 1996, Mr. Snow was appointed to these committees and Mr. Townsend moved from these committees to other committees of the Board. Also effective as of April 24, 1996, Messrs. Gellerstedt and Mickel ceased as members of these committees because they retired from the Board. This report is submitted by all of the members of the compensation and stock option committees who served during 1996 as to actions taken while serving on these committees.

The compensation committee makes recommendations jointly with the executive committee to the Board regarding the compensation of the Chief Executive Officer. The Chief Executive Officer does not participate in those discussions or in the making of such recommendations by the compensation and executive committees. The Board (other than the Chief Executive Officer) must approve all compensation actions regarding the Chief Executive Officer. During 1996, the Board approved all such actions which were recommended by the compensation and executive committees related to the compensation of the Chief Executive Officer.

GENERAL EXECUTIVE COMPENSATION POLICIES

The Corporation's executive compensation policies have two primary goals: (1) to attract and retain the highest quality executive officers and (2) to reward those officers for superior corporate performance measured by the Corporation's financial results and strategic achievements.

The Corporation pays its executive officers three principal types of compensation: base salary, annual incentive compensation and long-term incentive compensation, each of which is more fully described below. Executive officers also participate in the Corporation's various qualified and certain non-qualified employee benefit plans designed to provide retirement income.

1. BASE SALARY. The relative levels of base salary for the executive officers are designed to reflect each executive officer's scope of responsibility and accountability within the Corporation. To determine the necessary amounts of base salary to attract and retain top quality management, the compensation committee extensively reviews comparable salary and other compensation arrangements in effect at comparable competitor financial institutions. Such comparable competitor financial institutions include substantially all of the banks listed in the Standard & Poor's Major Regional Banks Index used in the graphs on page 15. In addition, the compensation committee compares the group with the base salary data of the 25 largest United States bank holding companies. Base salaries paid during 1996 to the executive officers generally are in the high end of the competitive range. However, when base salaries are adjusted to consider the size of the financial institution, they are slightly above the median of the competitive range as a group.

The Corporation's policy is to place less emphasis on base salary and greater emphasis on variable, performance-related annual and long-term incentive compensation. The goal of this policy is to further align the interests of management with the interests of shareholders.

2. ANNUAL INCENTIVE COMPENSATION. The Corporation provides performance-related annual incentive compensation to its executive officers under the shareholder-approved Executive Incentive Compensation Plan ("EIC Plan"). Amounts awarded under the EIC Plan are intended to constitute "performance-based compensation" under Internal Revenue Code Section 162(m). (Section 162(m) limits the deductibility of compensation paid to certain executive officers in excess of $1.0 million, but excludes "performance-based compensation" from this limit.)

Under the EIC Plan, the compensation committee establishes a formula during the first quarter of a fiscal year for determining the amount of an incentive compensation pool and the allocation of that pool among the executive officers. The formula is based on performance of the Corporation as measured by "return on average common shareholders' equity" ("ROE") for the fiscal year, which measures net income of the Corporation for the year as a percentage of average common shareholders' equity for the year. The compensation committee establishes a base benchmark ROE for the year below which no awards will be made. The formula then provides for increasing amounts of awards for levels of ROE above the base benchmark. No award may be made under the EIC Plan for a year to an executive officer in excess of $2.7 million. For 1996, ROE was 17.95%. This exceeded the base benchmark ROE established by the compensation committee, and under the EIC Plan's award formula amounts were paid and are included in the summary compensation table.

The Board has approved an amendment to the award formula under the EIC Plan, subject to shareholder approval, that would be effective beginning in 1997. See "Approval of Amendment to the Executive Incentive Compensation Plan" beginning on page 19.

In addition to bonuses under the EIC Plan, the Corporation has reserved the right to pay its executive officers additional amounts of cash compensation in recognition of outstanding individual performance in connection with the advancement of the Corporation's long term strategic goals which the compensation committee believes is not reflected in the Corporation's ROE. Payment of such additional compensation is decided by the compensation committee in its discretion and is intended to be made only in rare instances of significant advancement of long term strategic goals through substantial efforts of particular executive officers. In 1996, a total of $1,560,000 in such additional compensation was paid to certain of the Corporation's executive officers, including to the Chief Executive Officer as described in more detail below.

3. LONG-TERM INCENTIVE COMPENSATION. The compensation and stock option committees believe that stock ownership is the best way to align the interests of the executive officers with those of the Corporation's shareholders. Accordingly, under the NationsBank Corporation Key Employee Stock Plan (the "Stock Plan"), the stock option committee may award to executive officers and other key employees of the Corporation stock options, stock appreciation rights, restricted stock and performance shares. The Stock Plan replaced the NationsBank Corporation 1986 Restricted Stock Award Plan, although some prior awards made under the 1986 Restricted Stock Award Plan are still outstanding and will continue to vest over the next several years.

The stock option committee in its discretion determines which executive officers will receive awards under the Stock Plan, what types and how large the awards will be and any conditions or restrictions on the awards. Although the stock option committee generally intends that such awards be made in order for the Corporation to provide a competitive compensation package that will retain and incent its top management, the stock option committee does not employ any specific guidelines in determining the size, form or frequency of awards. However, the stock option committee intends for such awards to serve as compensation over a period of years and, therefore, such awards will generally not be made every year. Also, the stock option committee intends that such awards include vesting conditions that encourage an executive officer to remain with the Corporation over a period of years. For example, the standard arrangement for stock option awards granted is for 25% of the option to be exercisable immediately and another 25% to vest in each of the next three years.

1996 COMPENSATION FOR MR. MCCOLL

The general policies described above for the compensation of executive officers also apply to the compensation recommendations made by the compensation and executive committees and approved by the Board (other than Mr. McColl) with respect to the 1996 compensation for Mr. McColl as the Corporation's Chief Executive Officer.

No change was made to Mr. McColl's base salary for 1996. Mr. McColl also did not receive any awards under the Stock Plan during 1996.

Mr. McColl currently has outstanding 280,000 unvested shares of restricted stock (adjusted for the Split) previously granted to him under the 1986 Restricted Stock Award Plan. Those shares were scheduled to vest annually over the next several years. In order to provide additional incentive to Mr. McColl to remain in service with the Corporation through his normal retirement date (July 1, 2000), the compensation committee approved an amendment to Mr. McColl's restricted stock award agreements to provide that all of Mr. McColl's currently unvested shares of restricted stock will not vest until July 1, 2000.

Mr. McColl received an award of $2.38 million under the EIC Plan formula in effect for 1996 as a result of the level of ROE attained by the Corporation for 1996. In addition, the compensation committee believes that Mr. McColl provided the critical leadership role which enabled the Corporation to achieve a number of its long term strategic goals for 1996, most significantly the merger with Boatmen's Bancshares, Inc. which closed on January 7, 1997, as well as the acquisitions of TAC Bancshares, Inc. and its subsidiary, Chase Federal Bank FSB, Charter Bancshares, Inc. and LDI Corporation. To recognize these achievements which the compensation committee believes are not fully reflected by the ROE-based formula under the EIC Plan, the compensation committee approved a special payment to Mr. McColl outside of the EIC Plan in the amount of $720,000.

The total compensation paid to Mr. McColl during 1996 that was subject to
Section 162(m) exceeded the $1.0 million threshold established by Section 162(m), and, therefore, the Corporation will not receive a deduction for that portion of such compensation. Compensation decisions for Mr. McColl and the other executive officers were made with full consideration of the Section 162(m) implications, including the net cost to the Corporation as a result of paying any nondeductible amounts.

SUBMITTED BY THE COMPENSATION AND STOCK OPTION COMMITTEES OF THE BOARD:

Ronald W. Allen

Charles W. Coker

W. Frank Dowd, Jr.

L.L. Gellerstedt, Jr.

Buck Mickel

John C. Slane

John W. Snow

Ronald Townsend

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Allen, Coker, Dowd, Gellerstedt, Mickel, Slane, Snow and Townsend, none of whom is or has been an officer or employee of the Corporation, served as members of the Corporation's compensation committee during 1996. Mr. McColl serves as a director of Sonoco Products Company, a corporation of which Mr. Coker, chairman of the compensation committee, is Chairman and Chief Executive Officer. Mr. McColl also serves as a director of CSX Corporation, a corporation of which Mr. Snow is Chairman, President and Chief Executive Officer.

CERTAIN TRANSACTIONS

A number of the Corporation's directors and executive officers and certain business organizations and individuals associated with them have been customers of the Corporation's various banking subsidiaries. All extensions of credit to the foregoing persons have been made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time in comparable transactions with others and did not involve more than the normal risk of collectibility or present other unfavorable features.

NationsBank, N.A. has entered into agreements with Goodman Segar Hogan Hoffler ("Goodman Segar"), a majority owned indirect subsidiary of Dominion Resources, Inc., of which Mr. Thomas E. Capps is Chairman, President and Chief Executive Officer, for the leasing of four banking centers in Virginia. In 1996, rental and appraisal and commission fees paid to Goodman Segar were approximately $277,600. In the opinion of management of NationsBank, N.A., the amount paid is at a rate no more or less favorable than that which an unaffiliated company would be required to pay for similar space.

The Corporation leases space for its Atlanta headquarters in NationsBank Plaza from CSC Associates, L.P. (the "Partnership"), which is a joint venture partnership between C&S Premises, Inc., an indirect subsidiary of the Corporation, and Cousins Properties Incorporated ("CPI"), which is the managing partner of the joint venture. Mr. Thomas Cousins is Chairman and Chief Executive Officer of CPI. The 1996 rental paid for the space was approximately $15,000,000. The Partnership paid CPI approximately $900,000 in 1996 to manage, develop and lease this building. In addition, the Corporation leases space for a banking center in Marietta, Georgia from CPI. The 1996 rental paid was approximately $62,000. The rental paid by the Corporation and the fees paid by the Partnership are at rates no more or less favorable, in the opinion of management of the Corporation and the Partnership, than that which an unaffiliated company would be required to pay for similar space.

In 1995, NationsBanc Services, Inc., a subsidiary of the Corporation, entered into an agreement to purchase an airplane from The Cessna Aircraft Company ("Cessna"), a company in which Mr. Russell W. Meyer, Jr. is Chairman and Chief Executive Officer. Of the approximately $5,900,000 purchase price, a downpayment of $425,000 was paid in 1996, and the remainder was paid in February 1997. In addition, the Corporation from time to time purchases airplane parts and maintenance services from Cessna. In 1996, the aggregate amount paid for airplane parts and maintenance services was approximately $245,000. The Corporation has a long-standing relationship with Cessna which predates the nomination of Mr. Meyer to the Board. In the opinion of management, the purchase price for the airplane, the airplane parts and the maintenance fees are at rates competitive with those charged by other aircraft companies.

NationsBank, N.A. (South) leases space for banking-related activities in Atlanta, Georgia from Williams Investment Realty, a company in which Mr. Virgil
R. Williams is a partner. In 1996, rental paid to Williams Investment Realty was approximately $813,000. In the opinion of management, the rental paid is at a rate no more or less favorable than that which an unaffiliated company would be required to pay for similar space.

APPROVAL OF AMENDMENT TO THE EXECUTIVE INCENTIVE COMPENSATION PLAN

Section 162(m) of the Internal Revenue Code ("Section 162(m)") limits the deductability of certain compensation paid to the named executive officers in excess of $1.0 million. Compensation that qualifies as "performance-based compensation" under Section 162(m), however, can be deducted regardless of this limit. The EIC Plan, which was approved by the shareholders of the Corporation at the 1994 annual meeting, was designed to provide the named executive officers with annual incentive compensation that meets the requirements of "performance-based compensation" under Section 162(m).

Under the EIC Plan as originally approved by the shareholders, each year the compensation committee of the Board establishes an objective formula for creating and allocating among the named executive officers an incentive compensation pool based on the Corporation's ROE for the year. The compensation committee may reduce awards in its discretion. No named executive officer may receive an award under the EIC Plan for a year in excess of $2.7 million.

Between 1993 and 1996, the Corporation's net income grew by 58%, and with the completion of the merger with Boatmen's Bancshares, Inc., its assets have increased by 44% since 1993. In light of this growth, the $2.7 million individual award limit under the EIC Plan, which appeared competitive and appropriate when the EIC Plan was originally approved in early 1994, may soon become too restrictive.

In order to create a more flexible incentive compensation formula that can grow with the Corporation while continuing to provide full deductability of EIC Plan awards under Section 162(m), the Board has approved an amendment and restatement of the EIC Plan to modify its incentive compensation formula, subject to the approval of the shareholders. Under the proposed new formula, each named executive officer would be eligible to receive a maximum annual incentive compensation award for a year equal to 0.20% of the Corporation's net income for the year. Net income for this purpose would mean the "net income" of the Corporation determined in accordance with generally accepted accounting principles that would be reported in the Corporation's Annual Report to Shareholders for the applicable year assuming the entire amount of incentive compensation under such formula was paid for the year. However, the compensation committee would retain the authority to reduce awards in its discretion. The EIC Plan as currently in effect would remain unchanged except for this modification to the compensation formula.

The amount that may be payable to named executive officers under the proposed new formula for the EIC Plan in future years is not currently determinable. Had the new formula been in effect for 1996, the maximum annual incentive award for a named executive officer under the EIC Plan would have been $4.75 million; however, the compensation committee believes that the actual awards for 1996 would have been those disclosed in the summary compensation table on page 12.

THE BOARD RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO THE EIC PLAN.

RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board, upon the recommendation of the audit committee, has approved the selection of the firm of Price Waterhouse LLP as independent public accountants to audit the books of the Corporation and its subsidiaries for the current year, to report on the consolidated statement of financial position and related statement of earnings of the Corporation and its subsidiaries, and to perform such other appropriate accounting services as may be required by the Board. The Board recommends that the shareholders vote in favor of ratifying and approving the selection of Price Waterhouse LLP for the purposes set forth above. The Corporation has been advised by Price Waterhouse LLP that the firm did not have any direct financial interest or any material indirect financial interest in the Corporation and its subsidiaries during 1996.

Representatives of Price Waterhouse LLP are expected to be present at the shareholders' meeting with the opportunity to make a statement if they so desire, and they are expected to be available to respond to appropriate questions.

Should the shareholders vote negatively, the Board will consider a change in auditors for the next year.

THE BOARD RECOMMENDS A VOTE "FOR" RATIFYING THE SELECTION OF PRICE WATERHOUSE LLP AS INDEPENDENT PUBLIC ACCOUNTANTS TO AUDIT THE BOOKS OF THE CORPORATION AND ITS SUBSIDIARIES FOR THE CURRENT YEAR.

SHAREHOLDER PROPOSALS

  ANNUAL MEETING DATE

The Corporation has received a proposal from Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037. Mrs. Davis beneficially owns 466 shares (post-Split) of Common Stock, and she has given notice that she will present the following resolution at the Annual
Meeting:

RESOLVED: That the stockholders recommend that the Board of Directors take the necessary steps to change the Annual Meeting date to the first Friday in May.

SHAREHOLDER'S SUPPORTING STATEMENT

REASONS: Recently the Annual Meetings were held on a date where other major corporations met. Until a few years ago, the Company has met on a date where more independent non-employee shareholders could meet. In fact, the current date is one of the busiest of the year, and maximum attendance by outside independent stockholders is desirable.

If you AGREE, please mark your proxy FOR this resolution.

MANAGEMENT'S STATEMENT

The Corporation's Bylaws provide that the annual meeting of shareholders will be held at a date and time during the month of April as determined by the Board. The Board believes that it should retain the flexibility provided by the Bylaws to determine the date of the annual meetings so that it may consider all relevant factors. In general, the Board considers the ability to allow sufficient time for the preparation of the Proxy Statement and the Annual Report to Shareholders, the ability to hold the annual meeting as soon after the end of the fiscal year as is practicable, and the ability to coordinate the annual meeting with a regularly scheduled Board meeting.

The Corporation encourages all shareholders to attend the annual meetings in person. Due to the large number of shareholders, however, it is inevitable that any date selected will be convenient for some shareholders and pose a conflict for others. The Board believes that the flexibility provided by the Bylaws serves the best interests of the Corporation and its shareholders, and that the Corporation should not be limited to the annual meeting date specified in the proposal.

THE BOARD RECOMMENDS A VOTE "AGAINST" THIS SHAREHOLDER PROPOSAL.

  RESTRICTION ON SALARY INCREASES AND OPTION GRANTS AFTER REDUCTION IN DIVIDEND

The Corporation has received a proposal from Edward S. George, Ed.D, 89 Corning Hill, Glenmont, New York 12077. Mr. George beneficially owns 2,000 shares (post-Split) of Common Stock, and he has given notice that he will present the following resolution at the Annual Meeting:

WHEREAS, the dividend is the first casualty in any economic downturn and the stockholder is the first casualty and the last to benefit from an upturn, be it:

RESOLVED: That when a dividend is cut, it is recommended that no salaries will be increased or any stock options allowed to executives or directors until the dividend is restored to its original amount before the cut.

SHAREHOLDER'S SUPPORTING STATEMENT

REASONS: The bullet must be large enough to enable the executives and directors as well as the stockholders to get their teeth on it. The administration will maintain that the increases in salary and stock options are necessary to attract and hold good people. This cliche belongs with the one "The check is in the mail", the New York State Legislature and certain elected officials to justify an increase in their salaries, and "I'm from the government and I'm here to help."

If you AGREE, please mark your proxy FOR this resolution.

MANAGEMENT'S STATEMENT

The Board of Directors believes that adoption of this proposal would be inappropriate, unnecessary and not in the best interests of the shareholders.

Historically, the Corporation has consistently paid and regularly increased its dividends. In the last ten years, for example, the annual per share dividend has been increased in each year and has grown from 39 cents per share in 1986 to $1.20 in 1996 (each adjusted for the Split). In addition, compensation of the Corporation's executives has reflected the performance of the Corporation. In fact, there have been occasions when their compensation was impacted negatively because the Corporation's earnings did not meet expectations of senior management even though the earnings were more than adequate to continue the dividend payment without reduction.

The Board presently does not anticipate the occurrence of circumstances which would lead to the consideration of a reduction in dividends. Should such circumstances occur, however, the complexity of today's economy and the competitive environment in which the financial services industry operates make it essential that the Board retain its discretion -- free of restrictions -- to consider all matters, including executive compensation, which could lead to a resolution of the problems.

THE BOARD RECOMMENDS A VOTE "AGAINST" THIS SHAREHOLDER PROPOSAL.

PROPOSALS FOR 1998 ANNUAL MEETING OF SHAREHOLDERS

Shareholders who intend to present proposals for consideration at next year's annual meeting are advised that any such proposal must be received by the Secretary of the Corporation no later than the close of business on November 28, 1997 if such proposal is to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

OTHER MATTERS

The Board is not aware of any other matters which may be presented for action at the meeting, but if other matters do properly come before the meeting, it is intended that shares of Common Stock, Series B Stock and ESOP Preferred Stock represented by proxies in the accompanying form will be voted by the persons named in the proxy in accordance with their best judgment.

You are cordially invited to attend this year's meeting. However, whether you plan to attend the meeting or not, you are respectfully urged to sign and return the enclosed proxy, which may be revoked if you are present at the meeting and so request.

                                           (Signature of Hugh L. McColl, Jr.)
                                           HUGH L. MCCOLL, JR.
March 24, 1997                             CHIEF EXECUTIVE OFFICER

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

                              NationsBank

*****************************************************************************
                               Appendix
*****************************************************************************

                             NATIONSBANK CORPORATION
                      EXECUTIVE INCENTIVE COMPENSATION PLAN
               (as amended and restated effective January 1, 1997)

         THIS INSTRUMENT OF AMENDMENT AND RESTATEMENT is executed as of the _____ day of January, 1997 by NATIONSBANK CORPORATION, a North Carolina corporation (the "Corporation").

                              Statement of Purpose

         The Corporation maintains the NationsBank Corporation Executive Incentive Compensation Plan (the "Plan") pursuant to which certain covered employees of the Corporation may receive annual incentive compensation based on the annual performance of the Corporation consistent with the "performance-based compensation" requirements of Section 162(m) of the Internal Revenue Code. The Corporation desires to amend the Plan effective January 1, 1997 to change the annual incentive compensation formula under the Plan to a fixed award formula of 0.20% of the Corporation's Net Income for each Covered Employee. The Corporation believes that such amendment can best be effected by amending and restating the Plan in its entirety effective as of January 1, 1997. In accordance with paragraph 7 of the Plan, such amendment and restatement of the Plan has been approved by the Board of Directors of the Corporation, and in accordance with paragraph 6 of the Plan, such amendment and restatement shall not be effective unless approved and ratified by the shareholders of the Corporation.

         NOW, THEREFORE, the Plan is hereby amended and restated in its entirety to consist of the following paragraphs 1 through 11 effective as of the date hereof:

1.       NAME:

         This plan shall be known as the "NationsBank Corporation Executive Incentive Compensation Plan" (the "Plan").

2.       PURPOSE AND INTENT:

         NationsBank Corporation (the "Corporation") established this Plan effective January 1, 1994 for the purpose of providing certain of its senior executive officers with annual incentive compensation based on the annual performance of the Corporation measured by objective corporate financial performance measures.

This amendment and restatement is effective January 1, 1997. The intent of the Plan is to provide "performance-based compensation" within the meaning of
Section 162(m)(4)(C) of the Code. The provisions of the Plan shall be construed and interpreted to effectuate such intent.

3.       DEFINITIONS:

         For purposes of the Plan, the following terms shall have the following meanings:

         (a) "Account" means the account established and maintained on the books of the Corporation to record a Covered Employee's interest under the Plan attributable to amounts credited to the Covered Employee pursuant to paragraph 10(b) below, as adjusted from time to time pursuant to the terms of the Plan.

         (b) "Claim" means a claim for benefits under the Plan.

         (c) "Claimant" means a person making a Claim.

         (d) "Code" means the Internal Revenue Code of 1986, as amended from time to time, and references thereto shall include the valid Treasury regulations thereunder.

         (e) "Committee" means all of the members of the Compensation Committee of the Board of Directors of the Corporation who are Outside Directors.

         (f) "Covered Employee" for a Plan Year means any employee of the Corporation whose compensation is anticipated to be subject to the provisions of
Section 162(m) of the Code and who is designated by the Committee prior to April 1 of such Plan Year as a "Covered Employee" under the Plan for such Plan Year, and any other key employee of the Corporation designated by the Committee prior to April 1 of a Plan Year as a "Covered Employee" under the Plan for such Plan Year.

         (g) "Mirror Rate Method" means a method for determining the adjustment to a Covered Employee's Account for a month such that the level of investment return for the Account for such month substantially equals the aggregate level of investment return for such month of all of the Covered Employee's accounts under The NationsBank Retirement Savings Plan (the "Savings Plan") that are invested in the Investment Trust under the Savings Plan other than amounts mandatorily invested in the common stock of the Corporation under the Investment Trust. For this purpose, amounts shall be deemed to be mandatorily invested in the common stock of the Corporation even if the Covered Employee is eligible to make a diversification election under the Savings Plan with respect to such common stock. However, once such a diversification election is in fact made by a Covered Employee, amounts transferred out of such mandatorily invested account in accordance with such election shall be included in determining the aggregate level of investment return under the Mirror Rate Method for the Covered Employee from and after the effective date of such election.

         (h) "Net Income" means, with respect to a Plan Year, "net income" of the Corporation for such Plan Year determined in accordance with generally accepted accounting principles that would be reported in the Corporation's Annual Report to Shareholders for such Plan Year assuming payment of all awards under the Plan for such Plan Year without reduction by the Committee.

         (i) "Outside Director" means an "outside director" within the meaning of Section 162(m)(4)(C)(i) of the Code.

         (j) "Plan Year" means the fiscal year of the Corporation beginning January 1 and ending December 31.

         (k) "Single Sum Value" of the Account of a Covered Employee who is receiving annual installments pursuant to paragraph 10(f) means the single sum present value of the installments determined as of the relevant determination date using for such purpose as the discount rate the same rate that was used in calculating the amount of the installments pursuant to paragraph 10(f) below.

         (l) "30-Year Treasury Rate Method" means a method for determining the adjustment to a Covered Employee's Account for a month such that the level of investment return of the Account for such month substantially equals the ask yield of the most recent auction of 30-year Treasury bonds, as quoted for the last business day of the immediately preceding calendar month in the Wall Street Journal (Eastern Edition), or if such quotations are not available in the Wall Street Journal, in a similar financial publication selected by the Committee.

4.       ADMINISTRATION:

         The Committee shall be responsible for administering the Plan. The Committee shall have all of the powers necessary to enable it to properly carry out its duties under the Plan. Not in limitation of the foregoing, the Committee shall have the power to construe and interpret the Plan and to determine all questions that shall arise thereunder. The Committee shall have such other and further specified duties, powers, authority and discretion as are elsewhere in the Plan either expressly or by necessary implication conferred upon it. The Committee may appoint such agents, who need not be members of the Committee, as it may deem necessary for the effective performance of its duties, and may delegate to such agents such powers and duties as the Committee may deem expedient or appropriate that are not inconsistent with the intent of the Plan. The decision of the Committee upon all matters within its scope of authority shall be final and conclusive on all persons, except to the extent otherwise provided by law.

5.       OPERATION:

         (a) Prior to April 1 of a Plan Year, the Committee shall designate the Covered Employees for the Plan Year.

         (b) Subject to the Committee's discretion to reduce awards under the Plan, each Plan Year each Covered Employee for such Plan Year shall be entitled to an award under the Plan equal to two-tenths of one percent (0.20%) of the Corporation's Net Income for such Plan Year.

         (c) Notwithstanding the provisions of paragraph 5(b) to the contrary, the Committee in its sole and exclusive discretion may reduce (including a reduction to zero) any award to a Covered Employee otherwise payable under the Plan for a Plan Year.

         (d) In accordance with Section 162(m)(4)(C)(iii) of the Code, prior to any payment under the Plan for a Plan Year, the Committee shall certify in writing the amount of Net Income for such Plan Year.

         (e) Unless deferred pursuant to the provisions of paragraph 10, a Covered Employee's award under the Plan for a Plan Year shall be paid by the Corporation to such Covered Employee in cash, less applicable payroll and withholding taxes, within seventy-five (75) days after the certification by the Committee as provided in paragraph 5(d).

         (f) If the employment of a Covered Employee for a Plan Year is terminated for any reason during the Plan Year, the Covered Employee shall not receive any award under the Plan for such Plan Year.

         (g) Notwithstanding any provision of the Plan to the contrary, a reduction in the amount otherwise payable to a Covered Employee for a Plan Year as provided in paragraph 5(c) or paragraph 5(f) above shall not result in a recalculation of Net Income for such Plan Year.

6.  SHAREHOLDER APPROVAL:

         In accordance with Section 162(m)(4)(C)(ii) of the Code, the effectiveness of this amendment and restatement of the Plan is subject to its approval and ratification by the shareholders of the Corporation after disclosure to the shareholders of the Corporation of the material terms of the Plan, such approval and ratification to be obtained (i) at the annual shareholders' meeting of the Corporation scheduled for April 1997 and (ii) at such other times as required by Section 162(m)(4)(C)(ii) of the Code.

7.  AMENDMENT, MODIFICATION AND TERMINATION OF THE PLAN:

         (a) General. The Board of Directors of the Corporation may amend, modify or terminate the Plan at any time, provided that no amendment, modification or termination of the Plan shall reduce the amount payable to a Covered Employee under the Plan as of the date of such amendment, modification or termination.

         (b) Effect on Deferred Amounts Under the Plan. Notwithstanding any provision of the Plan to the contrary, no amendment, modification or termination of the Plan shall reduce the amount actually credited to a Covered Employee's Account under the Plan on the date of such amendment, modification or termination, or further defer the due dates for the payment of such amounts, without the consent of the affected Covered Employee. Notwithstanding the provisions of paragraph 10(d), in connection with any termination of the Plan the Committee shall have the authority to cause the Accounts of all Covered Employees to be paid in a single sum payment as of a date determined by the Committee or to otherwise accelerate the payment of all Accounts in such manner as the Committee shall determine in its discretion. In that regard, upon any termination of the Plan the amount of any payment to a Covered Employee (or beneficiary of a deceased Covered Employee) who is receiving annual installments pursuant to paragraph 10(f) shall be the Single Sum Value of the Covered Employee's Account determined as of the selected determination date.

8.  APPLICABLE LAW:

         The Plan shall be construed, administered, regulated and governed in all respects under and by the laws of the United States to the extent applicable, and to the extent such laws are not applicable, by the laws of the state of North Carolina.

9.  MISCELLANEOUS:

         A Covered Employee's rights and interests under the Plan may not be assigned or transferred by the Covered Employee. To the extent the Covered Employee acquires a right to receive payments from the Corporation under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Corporation. Nothing contained herein shall be deemed to create a trust of any kind or any fiduciary relationship between the Corporation and the Covered Employee. Designation as a Covered Employee in the Plan shall not entitle or be deemed to entitle a Covered Employee to continued employment with the Corporation.

10.      DEFERRAL OF AMOUNTS PAYABLE UNDER THE PLAN:

         (a) Elections to Defer. Each Covered Employee for a Plan Year shall be given the opportunity to irrevocably elect, on a form provided by the Committee, to defer all or a portion of any amount that may become payable to such Covered Employee under the Plan for such Plan Year. In order to be effective, a Covered Employee's election to defer must be executed and returned to the Committee on or before the date specified by the Committee for such purpose.

         (b) Establishment of Accounts. The Corporation shall establish and maintain on its books an Account for each Covered Employee making an election to defer under this paragraph 10. Each Account shall be designated by the name of the Covered Employee for whom established. Any amount otherwise allocable to the Covered Employee under the formula established for a Plan Year that is deferred by the Covered Employee under this paragraph 10 shall be credited to the Covered Employee's Account as of the date such amount would have otherwise been paid to the Covered Employee.

         (c) Account Adjustments. Each Account shall be adjusted on a monthly basis pursuant to either the Mirror Rate Method or the 30-Year Treasury Rate Method. Each Covered Employee with an Account shall be given an opportunity to elect between the Mirror Rate Method and the 30-Year Treasury Rate Method for such purpose. To be effective, such election must be made at such times, on such forms and pursuant to such procedures as established by the Committee in its sole discretion from time to time. An election once made shall remain in effect unless and until changed by the Covered Employee in accordance with this paragraph 10(c). If a Covered Employee fails to make an election under this paragraph 10(c), the method for making adjustments to the Covered Employee's Account shall be the 30-Year Treasury Rate Method. If a Covered Employee has elected the Mirror Rate Method, and subsequently the Covered Employee ceases to have any account balances under the Savings Plan upon which the Mirror Rate Method is based (e.g., as a result of an in-service withdrawal of the Covered Employee's accounts under the Savings Plan after attaining age 59-1/2), then the method for making adjustments to the Covered Employee's Account shall automatically be changed to the 30-Year Treasury Rate Method beginning effective with the calendar month in which the Covered Employee ceases to have such Savings Plan account balances.

         (d)      Payment Options.

                  (i) A Covered Employee who first elects to defer amounts under this paragraph 10 after having attained age fifty-four (54) shall, at the time of the Covered Employee's initial deferral election, irrevocably elect one of the payment options described in subparagraph
         (iii) below.

             (ii) For a Covered Employee who first elects to defer amounts under this paragraph 10 before having attained age fifty-four (54), such Covered Employee shall, upon attainment of age fifty-four (54), be given the opportunity to irrevocably elect one of the payment options described in subparagraph (iii) below.

            (iii) The payment options from which a Covered Employee may elect are as follows: (A) single cash payment, (B) five (5) annual installments or (C) ten (10) annual installments, as such methods are more fully described below.

             (iv) Any election made under this paragraph 10(d) shall be made on such forms, at such time and pursuant to such procedures as determined by the Committee in its sole discretion from time to time. An election made under subparagraph (i) shall be immediately effective. An election made under subparagraph (ii) shall not become effective until the first anniversary of the date of such election. In addition, the Committee may establish special procedures for the first Plan Year in which such election becomes available for Covered Employees who are age fifty-four
         (54) and older, provided that any such election is not effective for at least twelve (12) months from the date made.

                  (v) For a Covered Employee who does not yet have an election in effect under this paragraph 10(d) or for a Covered Employee who fails to elect a payment option under this paragraph 10(d), the method of payment shall be the single cash payment.

         (e) Single Cash Payment. If a Covered Employee who is to be paid by the single cash payment method pursuant to paragraph 10(d) terminates employment with the Corporation, then such Covered Employee's Account shall continue to be credited with monthly adjustments under paragraph 10(c) through March 31 of the calendar year immediately following the calendar year of such termination of employment, except that the rate for such monthly adjustments for the calendar month of such termination of employment through such March 31 shall be the 30-year Treasury bond ask yield for the last business day of the calendar month immediately preceding such termination of employment (regardless of the method of Account adjustment elected by the Covered Employee under paragraph 10(d) above). The final Account balance as of such March 31 shall be paid in a single cash payment to the Covered Employee (or to the Covered Employee's designated beneficiary in the case of the Covered Employee's termination of employment as the result of the Covered Employee's death) on or about such March 31.

         (f) Annual Installments. If a Covered Employee who is to be paid by one of the annual installment payment methods pursuant to paragraph 10(d) terminates employment with the Corporation, the amount of such annual installments shall be calculated and paid pursuant to the provisions of this paragraph 10(f). The first installment shall be paid on or about March 31 of the calendar year immediately following the calendar year of such termination of employment, and each subsequent installment shall be paid on or about each subsequent March 31. The amount of the installments shall be calculated as follows: First, the Covered Employee's Account shall continue to be credited with monthly adjustments under paragraph 10(c) through such March 31, except that the rate for such monthly adjustments for the calendar month of such termination of employment through such March 31 shall be the 30-year Treasury bond ask yield for the last business day of the calendar month immediately preceding such termination of employment (regardless of the method of Account adjustment elected by the Covered Employee under paragraph 10(d) above). The amount of the annual installments shall then be calculated, based on the Account balance as of such March 31, as equal annual installments amortized over the selected period using the same 30-year Treasury bond ask yield. If a Covered Employee dies after the effectiveness of the Covered Employee's election as to the method of payment under paragraph 10(d) and the Covered Employee has selected annual installments, such annual installments (or remaining annual installments in the case of death after commencement of payment) shall be paid to the Covered Employee's designated beneficiary.

         (g) Other Payment Provisions. Subject to the provisions of paragraph 10(h) below and paragraph 7 above, a Covered Employee shall not be paid any portion of the Covered Employee's Account prior to the Covered Employee's termination of employment with the Corporation. Any deferral or payment hereunder shall be subject to applicable payroll and withholding taxes. For purposes of the Plan, a Covered Employee shall be deemed to have terminated employment with the Corporation upon such Covered Employee becoming eligible for benefits under the NationsBank Long-Term Disability Plan as in effect from time to time. In the event any amount becomes payable under the provisions of the Plan to a Covered Employee, beneficiary or other person who is a minor or an incompetent, whether or not declared incompetent by a court, such amount may be paid directly to the minor or incompetent person or to such person's fiduciary (or attorney-in-fact in the case of an incompetent) as the Committee, in its sole discretion, may decide, and the Committee shall not be liable to any person for any such decision or any payment pursuant thereto.

         (h) Withdrawals on Account of an Unforeseeable Emergency. A Covered Employee who is in active service with the Corporation may, in the Plan Administrator's sole discretion, receive a refund of all or any part of the amounts previously credited to the Covered Employee's Account in the case of an "unforeseeable emergency." A Covered Employee requesting a payment pursuant to this subparagraph (h) shall have the burden of proof of establishing, to the Committee's satisfaction, the existence of such "unforeseeable emergency," and the amount of the payment needed to satisfy the same. In that regard, the Covered Employee shall provide the Committee with such financial data and informa-tion as the Committee may request. If the Committee determines that a payment should be made to a Covered Employee under this subparagraph (h), such payment shall be made within a reasonable time after the Committee's determination of the existence of such "unforeseeable emergency" and the amount of payment so needed. As used herein, the term "unforeseeable emergency" means a severe financial hardship to a Covered Employee resulting from a sudden and unexpected illness or accident of the Covered Employee or of a dependent of the Covered Employee, loss of the Covered Employee's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Covered Employee. The circumstances that shall constitute an "unforeseeable emergency" shall depend upon the facts of each case, but, in any case, payment may not be made to the extent that such hardship is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, or (ii) by liquidation of the Covered Employee's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship. Examples of what are not considered to be "unforeseeable emergencies" include the need to send a Covered Employee's child to college or the desire to purchase a home. Withdrawals of amounts because of an "unforeseeable emergency" shall not exceed an amount reasonably needed to satisfy the emergency need.

         (i) Statements of Account. Each Covered Employee shall receive an annual statement of the Covered Employee's Account balance.

11.      CLAIMS PROCEDURES:

         (a) General. In the event that a Covered Employee or designated beneficiary has a claim for benefits under the Plan (a "Claim"), such Claim shall be made by such person's (the "Claimant") filing a notice thereof with the Committee within ninety (90) days after such Claimant first has knowledge of such Claim. Each Claimant who has submitted a Claim to the Committee shall be afforded a reasonable opportunity to state such Claimant's position and to present evidence and other material relevant to the Claim to the Committee for its consideration in rendering its decision with respect thereto. The Committee shall render its decision in writing within ninety (90) days after the

Claim is referred to it, unless special circumstances require an extension of such time within which to render such decision, in which event such decision shall be rendered no later than one hundred eighty (180) days after the Claim is referred to it. A copy of such written decision shall be furnished to the Claimant.

         (b) Notice of Decision of Committee. Each Claimant whose Claim has been denied by the Committee shall be provided written notice thereof, which notice shall set forth:

             (i) the specific reason(s) for the denial;

             (ii) specific reference to pertinent provision(s) of the Plan upon which such denial is based;

            (iii) a description of any additional material or information necessary for the Claimant to perfect such Claim and an explanation of why such material or information is necessary; and

             (iv) an explanation of the procedure hereunder for review of such Claim;


all in a manner calculated to be understood by such Claimant.

         (c) Review of Decision of Committee. Each such Claimant shall be afforded a reasonable opportunity for a full and fair review of the decision of the Committee denying the Claim. Such review shall be by the Committee. Such appeal shall be made within ninety (90) days after the Claimant received the written decision of the Committee and shall be made by the written request of the Claimant or such Claimant's duly authorized representative of the Committee. In the event of appeal, the Claimant or such Claimant's duly authorized representative may review pertinent documents and submit issues and comments in writing to the Committee. The Committee shall review the following:

             (i) the initial proceedings of the Committee with respect to such Claim;

             (ii) such issues and comments as were submitted in writing by the Claimant or the Claimant's duly authorized representative; and

            (iii) such other material and information as the Committee, in its sole discretion, deems advisable for a full and fair review of the decision of the Committee.

The Committee may approve, disapprove or modify the decision of the Committee, in whole or in part, or may take such other action with respect to such appeal as it deems appropriate. The decision of the Committee with respect to such appeal shall be made promptly, and in no event later than sixty (60) days after receipt of such appeal, unless special circumstances require an extension of such time within which to render such decision, in which event such decision shall be rendered as soon as possible and in no event later than one hundred twenty (120) days following receipt of such appeal. The decision of the Committee shall be in writing and in a manner calculated to be understood by the Claimant and shall include specific reasons for such decision and set forth specific references to the pertinent provisions of the Plan upon which such decision is based. The Claimant shall be furnished a copy of the written decision of the Committee. Such decision shall be final and conclusive upon all persons interested therein, except to the extent otherwise provided by applicable law.

         IN WITNESS WHEREOF, this instrument has been executed by an authorized officer of the Corporation as of the day and year first above written.


                                  NATIONSBANK CORPORATION


                                  By:________________________________
                                        C. J. Cooley
                                        Executive Vice President

                                  "Corporation"

PROXY


                            NATIONSBANK CORPORATION

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                 ANNUAL MEETING OF SHAREHOLDERS, APRIL 23, 1997



    The undersigned shareholder of NationsBank Corporation hereby appoints David
C. Darnell, Jacquelyn Dezort and Patricia A. Payne or any of them acting by majority or acting singly in the absence of the others, attorneys and proxies, with full power of substitution, to represent the undersigned and vote all of the shares of NationsBank Corporation's Common Stock and 7% Cumulative Redeemable Preferred Stock, Series B, of which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held in the Promenade Ballroom, second floor, of the Adam's Mark Hotel, Chestnut Street, St. Louis, Missouri, on Wednesday, April 23, 1997, at 11:00 A.M. (local time) or any adjournment(s) thereof:

                  THIS PROXY IS CONTINUED ON THE REVERSE SIDE

                PLEASE SIGN ON REVERSE SIDE AND RETURN PROMPTLY
                     IN THE ENCLOSED POSTAGE-PAID ENVELOPE


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


THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE                     PLEASE MARK
SHAREHOLDER. IT NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED PROXY IS RETURNED,           YOUR VOTES AS   [X]
SUCH SHARES WILL BE VOTED "FOR ALL" NOMINEES IN ITEM 1, "FOR" PROPOSALS 2 AND 3           INDICATED IN
AND "AGAINST" PROPOSALS 4 AND 5.                                                          THIS EXAMPLE


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL" NOMINEES IN ITEM 1 AND "FOR"
PROPOSALS 2 AND 3.


1. Election of the following nominees as Directors: R. Allen, R. Anderson,                FOR ALL        WITHHELD
W. Barnhardt, B. Bridgewater Jr., T. Capps, C. Coker, T. Cousins, A. Craig III,           (except as       FOR
A. Dickson, P. Fulton, T. Guzzle, C. Holman, W. Johnson, H. McColl Jr.,                   marked)          ALL
R. Meyer Jr., J. Murphy, R. Priory, J. Slane, O. Sloan Jr.,                                 [ ]            [ ]
J. Snow, M. Spangler, R. Spilman, A. Suter,  R. Townsend, J. Ward, V. Williams
TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S
NAME ON THE LINE PROVIDED BELOW.
--------------------------------------------------------------------------------
                                                              THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSALS 4 AND 5.
2. Adoption of an Amendment to the  3. Ratification of Independent  4. Shareholder Proposal Requesting    5. Shareholder Proposal
NationsBank Corporation Executive   Public Accountants              a Change in the Date of the Annual    Requesting No Executive
Incentive Compensation Plan                                         Meeting                               Salary Increases and No
                                                                                                          Executive Officer or
                                                                                                          Director Stock Option
                                                                                                          Grants if Dividends are
                                                                                                          Reduced

 FOR    AGAINST    ABSTAIN             FOR   AGAINST  ABSTAIN        FOR   AGAINST   ABSTAIN               FOR   AGAINST   ABSTAIN
 [ ]      [ ]       [ ]                [ ]     [ ]      [ ]          [ ]     [ ]       [ ]                 [ ]     [ ]       [ ]


The undersigned hereby authorizes the proxies, in their discretion, to vote on any other                            YES        NO
business which may properly be brought before the meeting or any adjournment thereof.       I PLAN TO ATTEND THE    [ ]        [ ]
                                                                                              ANNUAL MEETING

Please mark, date and sign as your name appears below and return in the enclosed envelope.
If acting as executor, administrator, trustee, guardian, etc., you should  so indicate when signing. If the signer is a corporation, please sign in full corporate name, by duly authorized officer.




Signature__________________________________________  Signature _______________________________________________    Date _____________


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



     Your vote is important to us. Whether or not you expect to attend the Annual Meeting, please complete, sign and return the attached proxy card promptly in the accompanying envelope. The envelope requires no postage if mailed in the United States.

VOTING INSTRUCTIONS



                             NATIONSBANK CORPORATION

                    THESE VOTING INSTRUCTIONS ARE SOLICITED
                 BY THE VARIOUS TRUSTEES IN CONNECTION WITH THE
                      NATIONSBANK RETIREMENT SAVINGS PLAN

                ANNUAL MEETING OF SHAREHOLDERS, APRIL 23, 1997

     The undersigned participant in The NationsBank Retirement Savings Plan hereby authorizes and instructs the applicable Trustee(s) under the plan to vote or cause to be voted the shares of Common Stock or ESOP Convertible Preferred Stock, Series C, as appropriate, held by such Trustees for the account(s) of the undersigned in the Plan at the Annual Meeting of Shareholders to be held in the Promenade Ballroom, second floor, of the Adam's Mark Hotel, Chestnut Street,
St. Louis, Missouri, on Wednesday, April 23, 1997, at 11:00 A.M. (local time) or any adjournment(s) thereof:

          THESE VOTING INSTRUCTIONS ARE CONTINUED ON THE REVERSE SIDE

                PLEASE SIGN ON REVERSE SIDE AND RETURN PROMPTLY
                     IN THE ENCLOSED POSTAGE-PAID ENVELOPE

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


THE SHARES REPRESENTED BY THESE VOTING INSTRUCTIONS WILL BE VOTED AS DIRECTED BY THE      PLEASE MARK
PARTICIPANT. IF NO DIRECTION IS GIVEN WHEN THE VOTING INSTRUCTIONS ARE RETURNED,          YOUR VOTES AS   [X]
SUCH SHARES WILL BE VOTED "FOR ALL" NOMINEES IN ITEM 1, "FOR" PROPOSALS 2 AND 3           INDICATED IN
AND "AGAINST" PROPOSALS 4 AND 5.                                                          THIS EXAMPLE


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL" NOMINEES IN ITEM 1 AND "FOR"
PROPOSALS 2 AND 3.
                                                                                          FOR ALL        WITHHELD
1. Election of the following nominees as Directors; R. Allen, R. Anderson,                (except as       FOR
W. Barnhardt, B. Bridgewater Jr., T. Capps, C. Coker, T. Cousins, A. Craig III,           marked)          ALL
A. Dickson, P. Fulton, T. Guzzle, C. Holman, W. Johnson, H. McColl Jr.,                     [ ]            [ ]
R. Meyer Jr., J. Murphy, R. Priory, J. Slane, O. Sloan Jr.,
J. Snow, M. Spangler, R. Spilman, A. Suter,  R. Townsend, J. Ward, V. Williams
TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S
NAME ON THE LINE PROVIDED BELOW.
--------------------------------------------------------------------------------
                                                              THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSALS 4 AND 5.
2. Adoption of an Amendment to the  3. Ratification of Independent  4. Shareholder Proposal Requesting    5. Shareholder Proposal
NationsBank Corporation Executive    Public Accountants             a Change in the Date of the Annual    Requesting No Executive
Incentive Compensation Plan                                         Meeting                               Salary Increases and No
                                                                                                          Executive Officer or
                                                                                                          Director Stock Option
                                                                                                          Grants if Dividends are
                                                                                                          Reduced

 FOR    AGAINST    ABSTAIN             FOR   AGAINST  ABSTAIN        FOR   AGAINST   ABSTAIN               FOR   AGAINST   ABSTAIN
 [ ]      [ ]       [ ]                [ ]     [ ]      [ ]          [ ]     [ ]       [ ]                 [ ]     [ ]       [ ]


The undersigned hereby authorizes the proxies, in their discretion, to vote on any other                            YES        NO
business which may properly be brought before the meeting or any adjournment thereof.       I PLAN TO ATTEND THE    [ ]        [ ]
                                                                                              ANNUAL MEETING

Please mark, date and sign as your name appears below and return in the enclosed envelope.
If acting as executor, administrator, trustee, guardian, etc., you should  so indicate when signing. If the signer is a corporation, please sign in full corporate name, by duly authorized officer.




Signature__________________________________________  Signature _______________________________________________    Date _____________


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


     Your vote is important to us. Whether or not you expect to attend the Annual Meeting, please complete, sign and return the attached voting instructions promptly in the accompanying envelope. The envelope requires no postage if mailed in the United States.

APRIL 9, 1997
DEAR SHAREHOLDER:
ON MARCH 24, 1997, WE MAILED TO YOU A NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS WHICH WILL BE HELD ON WEDNESDAY, APRIL 23, 1997, A PROXY CARD AND A PROXY STATEMENT DISCUSSING THE PROPOSALS WHICH WILL BE PRESENTED FOR SHAREHOLDERS' CONSIDERATION.
SINCE WE HAVE NOT YET RECEIVED YOUR PROXY, WE ARE ENCLOSING A DUPLICATE OF THE NATIONSBANK CORPORATION PROXY CARD, THE PROXY STATEMENT AND A RETURN ENVELOPE FOR YOUR CONVENIENCE. IF YOU HAVE NOT MAILED YOUR PROXY, PLEASE SIGN IT AND RETURN TO US PROMPTLY SO THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING. IF YOUR PROXY CARD HAS BEEN MAILED, PLEASE DISREGARD THIS SECOND MAILING.
YOU ARE, OF COURSE, CORDIALLY INVITED TO ATTEND THE MEETING. SHOULD YOU ATTEND, THE FACT THAT YOU HAVE SENT IN YOUR PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON, IF YOU WISH TO DO SO.
THANK YOU FOR YOUR COOPERATION.
SINCERELY YOURS,
J. W. KISER
EXECUTIVE VICE PRESIDENT
SECRETARY AND CORPORATE COUNSEL
ENCLOSURES